EXHIBIT 10.1

April 24, 2006

PERSONAL AND CONFIDENTIAL

Scott Bauhofer

Re:	Separation of Employment

Dear Scott:

This letter (“Agreement”) will serve to confirm the agreement and understanding we have reached regarding the termination of your employment with Gateway, Inc. and its affiliates (“Gateway” or the “Company”), effective April 30, 2006. In that regard, we have agreed as follows:

1. Termination of Employment.

Your last day of employment will be April 30, 2006 (“Separation Date”). Regardless of whether you sign this Agreement, all earned wages and accrued, yet unused, vacation, through the Separation Date, will be paid to you.

2. Separation Pay and Other Benefits.

A. The Company will pay you a separation/transition lump sum payment (“Special Payment”) equivalent to one (1) year of your current base salary (a total Special Payment amount of $360,000.00), less legally required withholdings and deductions. The Special Payment will be made within fifteen days after the Effective Date (as defined below).

B. Should the Company make any quarterly bonus distributions for Q1 2006 under Gateway’s 2006 bonus plan, you will receive any amounts which would have otherwise been payable to you had you remained a Gateway employee on the date of distribution. You will not be eligible to participate in any subsequent quarterly bonus distributions and will not receive any additional compensation under the annual distribution for 2006.

C. Your Company-provided group health insurance will end on April 30, 2006. If you desire continued health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1984, as amended (“COBRA”) after April 30, 2006, you will be responsible for the premiums for such coverage. However, in conjunction with the payment of the Special Payment, you will also receive a net payment of $7,954.44 to reimburse you for the cost of such coverage through October 31, 2006. The $7,954.44 net payment is the after-tax amount you will receive; the actual (grossed up) amount paid to you will be $13,023.35. Information regarding your right to elect health care continuation coverage under COBRA will be provided to you shortly.

D. The Company will pay for job placement services (“Services”) through the firm of Lee Hecht Harrison (“LHH”) for a period of six (6) months, provided that you initiate the Services with LHH within sixty (60) calendar days following the Separation Date. If you fail to initiate the Services within sixty (60) calendar days following the Separation Date, the Services will no longer be available.

E. Nothing in this Agreement shall constitute a waiver of any benefits which are already vested as of the Separation Date under any Company 401(k) or employee welfare benefit plan and you shall remain fully entitled to all such benefits, if any, in accordance with the terms of the applicable plan.

F. Your final expense report for any outstanding reimbursable expenses must be received no later than two weeks following the Separation Date. Gateway will reimburse you for business mileage and expenses incurred in accordance with Company policy through the Separation Date.

G. Other than the amounts set forth in this Agreement, you are not eligible for, and will not receive, any other compensation or benefit following the Separation Date (including, but not limited to, bonuses, incentives, stock option grants, vacation, sick pay, insurance (including disability and life), expense reimbursement and/or other employee benefits).

4. Cooperation.

You agree to provide reasonable assistance to complete the transition your responsibilities as a Gateway Senior Vice President.

You also agree that from the Separation Date and thereafter you will cooperate fully with Gateway in providing information as well as truthful testimony as a witness or a declarant in connection with any present or future judicial, governmental, administrative, or arbitration proceedings with respect to which you have relevant information. To the extent practicable, such assistance shall be provided at times and places that are mutually convenient to both you and the Company; Gateway shall pay the cost of reasonable business and attorney expenses (including coach transportation, hotel, and similar expenses, upon presentation of receipts) incurred by you in connection with providing such assistance.

5. Non-disparagement.

You agree that you will not criticize, disparage, denigrate, or speak adversely of, or disclose negative information about, the operations, management, or performance of the Company or about any director, officer, employee or agent of the Company. The intent of this provision is to ensure that the goodwill and reputation of Gateway or its employees is not impaired. However, nothing in this paragraph is intended to prevent you from providing accurate and complete responses to the best of your knowledge to any question or inquiry when required by court order or a lawfully issued subpoena or other administrative or regulatory order.

6. Full Understanding and Voluntary Acceptance.

Gateway advises you to consult an attorney prior to executing this Agreement. In entering into this Agreement, you agree that you have had the opportunity to seek the advice of an independent attorney of your own choice, and that you understand all the terms of this Agreement. You are executing this Agreement voluntarily with full knowledge of its significance.

7. Confidentiality.

You agree that the terms of this Agreement are confidential and you will not disclose to any other person any information contained herein with the exception of your tax and legal advisors.

8. Return of Property; Non-Disclosure; Intellectual Property.

(i) By signing this Agreement you confirm that, by the Separation Date, you will return all keys, magnetic access cards and all other means of access to the property or offices of Gateway, and all other Company property, equipment and documents in your possession or under your control, including, but not limited to, credit cards, cell phones, BlackBerries, laptop computers, pagers, files, proposals, business plans, documents and any other property of the Company. You also agree (i) to preserve in confidence and not disclose any confidential, proprietary, or trade secret information relating to Gateway, its products, technology, personnel, financial data, and/or sales plans or proposals, and (ii) not to download, copy or transfer any documents or software from the Company’s computers.

(ii) You acknowledge and agree that the Non-Compete, Non-Disclosure and Intellectual Property Agreement signed by you on or about April 28, 2004 remains in effect and is hereby incorporated by reference. However, the following provisions shall not be enforced and are hereby waived by Gateway:

a. Section 2 (Non-Competition Covenant); and

b. Section 3: (Scope of Non-Competition Agreement).

9. General Release of Claims; No Knowledge of Wrongdoing.

A. In exchange for the consideration provided herein, you agree to, and by signing this Agreement do, forever waive and release Gateway, Inc., and each of its affiliated or related entities, divisions, parents, subsidiaries, licensees, shareholders, officers, directors, employees, attorneys, agents, successors and assigns (collectively, “Released Parties”), from all known and unknown claims, rights, actions, complaints, charges, liabilities, obligations, promises, agreements, causes of action, suits, demands, damages, costs, losses, debts, and expenses of any nature whatsoever which you ever had, now have, or may claim to have against any of the Released Parties, including, without limitation, any claim arising out of (i) any aspect of your employment or the termination of your employment relationship with the Company; (ii) any restrictions on the right of Gateway to terminate your employment or any employment agreement with you; (iii) any agreement, understanding or inducement, oral or written, express or implied, between you and any of the Released Parties, including any employment agreement; (iv) any royalty, right, title, stock option or interest to any Company property (including intellectual property); and/or (v) any federal, state or governmental constitution, statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, the California Family Rights Act, the California Labor Code and the California Fair Employment and Housing Act; provided, however, that this release does not (a) affect rights or claims that may arise after the date it is executed, or (b) waive rights or claims arising out of this Agreement; and provided further, that this release is not intended to, and does not, waive or release any vested benefits under the Company’s 401(k) plan.

B. Further, you waive and relinquish all rights and benefits you may have under Section 1542 of the California Civil Code which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

C. You represent that you have no knowledge of any unlawful employment practices or acts of employment discrimination by Gateway. You specifically acknowledge that you have: (a) no gender, age, race, ethnicity, national origin, religion, or disability claims; and (b) no knowledge of any wrongdoing by Gateway regarding improper or false claims to a federal or state governmental agency (other than such claims, if any, which you may have reported to the Gateway Ethics HelpLine or the Gateway Law Department).

10. Non-Admission.

Nothing contained in this Agreement shall be considered an admission of any liability whatsoever.

11. Severability.

Should any portion, word, clause, phrase, sentence or paragraph of this Agreement be declared void or unenforceable, such portion shall be considered independent and severable from the remainder, the validity of which shall remain unaffected.

12. Entire Agreement.

This Agreement constitutes the entire agreement between you and Gateway pertaining to the subject matter hereof and supersedes any and all prior agreements, understandings, negotiations and discussions, whether oral or written, pertaining to the subject matter hereof. After execution of this Agreement, any dispute regarding your employment, any aspect of this Agreement, or any act which allegedly has or would violate any provision of this Agreement, will be submitted to final and binding arbitration in Orange County, California, in accordance with the applicable rules of the American Arbitration Association as the exclusive remedy for such claim or dispute. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

13. Signature and Revocation Periods.

So that you can review this Agreement as you deem appropriate, the Company advises you as follows: (i) this Agreement does not waive any rights or claims that may arise after it is executed by you; (ii) you will have twenty-one (21) days to consider this Agreement, although you may sign it sooner than that if you so desire; (iii) you should consult with an attorney if you desire before executing this Agreement; and (iv) you also retain the right to revoke this Agreement at any time during the seven (7)-day period following execution of the Agreement. This Agreement shall not become effective or enforceable until such seven (7)-day period has expired (“Effective Date”).

By signing below, you voluntarily accept the terms contained in this Agreement. Please return the original to Mike Tyler, Gateway’s General Counsel, at your earliest convenience.

Scott, all of us thank you for your service to Gateway and wish you well in your future endeavors.

Sincerely,

GATEWAY, INC.

By:	/S/ MICHAEL R. TYLER
Michael R. Tyler

I HAVE READ, UNDERSTAND AND VOLUNTARILY AGREE TO THE ABOVE.

/S/ SCOTT BAUHOFER	4/24/06
Scott Bauhofer	Date